Exhibit 9  Lease of Processing Facilities


                                LEASE OF PREMISES


     THIS LEASE AGREEMENT, made and entered into this First day of August 1998, by and between GREEN VALLEY POULTRY, INC. , a Florida corporation, whose principal business is located at 6151 NE 21st Avenue, Ocala, Florida 34479 hereinafter referred to as the "Lessor", and SANDY CREEK OSTRICH RANCH, INC. whose address is 6227 Highway 393 Crestview, Florida, hereinafter referred to as the "Lessee".

                              W I T N E S S E T H:

     WHERAS, The Lessor represents that it holds free simple title in and to, and has good right to lease, sell and convey, the following described real property located in Marion County, Florida, to-wit:

     That portion of the premises located at 6151 NE 21st Avenue, Ocala, Florida, depicted in orange on the building sketch attached hereto, together with use in common with the Lessor of the property depicted in Blue on such sketch; the warehouse connected to the office building shall be used by the parties who lease the premises in common with each other.

     WHEREAS, the Lessee desire to least the said premises of and from the Lessor;

     NOW THEREFORE, it is hereby agreed and covenanted by and between the parties hereto as follows:

     1. The Lessor hereby demises, leases and lets unto the Lessee the above described premises for a term of five years beginning on August 1, 1998 and ending July 31, 2003, unless extended as provided herein.

     2. The Lessee hereby agrees and promises to pay to the Lessor as and for rental during the term of this Lease the total sum of $210,000 which shall be payable at the rate of $3,500 per month on the 1st day of each month, in advance, beginning on August 1, 1998.

     3. The Lessee and Lessor shall share equally in equipment maintenance and surrounding property for the term hereof, except for cosmetic purposes only. The Lessee shall make no alterations in or addition to the property without the prior written consent of the Lessor.

     4. The Lessee and the Lessor shall share equally the utility bills for the entire building of which the leased premises are a part, including electric and gas. Cleaning services for the bath/locker room, including paper supplies shall be shared equally by the parties during the term hereof.

     5. The Lessor shall keep the building insured against damage by fire and windstorm. The Lessee shall maintain public liability insurance on lease premises in an amount no less than $100,000.00 and shall furnish the Lessor a copy of such policy. It shall be the responsibility of the Lessee to carry insurance on the contents of the premises, if desired, and for workers' compensation.

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     6. No offensive or unlawful use of the leased premises shall be made during the term hereof, at the end of the term the lessee shall return the property to the Lessor in good condition as it is now, ordinary ware and tare excepted with any permanent improvements placed thereon.

     7. The Lessee shall use the property only for all phases of processing ratites for human consumption. No other products may be processed on the premises by the Lessee without the prior written consent of the Lessor.

     8. This Lease may be extended for an additional term of five years by the Lessees giving the Lessor at least sixty (60) days notice of their intention to renew.

     9. This Lease may not be assigned nor any part of the leased premises sublet without prior written consent of the Lessor.

     10. The property is being leased and acquired by the lessees in an "As is Condition".

     11. In the event the Lessee shall violate any of the covenants of the Lease Agreement, it shall become a tenant at the sufferance, hereby waiving all rights of notice, and the Lessor shall immediately be entitled to re-enter and take possession of the leased premises; provided that this right shall be cumulative to any other right sand remedies which are available under the laws of the State of Florida.

     12. This Lease shall be binding on the parties and their successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
Signed, sealed and delivered
In the presence of :

        GREEN VALLEY POULTRY, INC.       By  William Musser PresidentLessor
        SANDY CREEK OSTRICH RANCH INC.   By  Les Lerner, President  Lessee


                                    SIGNATURE

     In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

                         SANDY CREEK OSTRICH RANCH, INC.
                         -------------------------------
                                   Registrant


                              By: Leslie M. Lerner
                              --------------------
                                    Signature

Date:  December 13, 1999